Exhibit 99.2

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Wednesday, May 6, 2020

MEDIA:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Brett Krieg (918) 573-4614	Grace Scott (918) 573-1092

Williams’ Transco Prices Private Debt Issuance

TULSA, Okla. – Transcontinental Gas Pipe Line Company, LLC (“Transco”), a wholly owned subsidiary of Williams (NYSE: WMB) announced that it has priced its previously announced offering of senior notes.

The $700 million in aggregate principal amount of senior notes due 2030 were priced with a 3.25 percent coupon and at an offering price of 99.787 percent of par, with a yield to investors of 3.275 percent. The $500 million in aggregate principal amount of senior notes due 2050 were priced with a 3.95 percent coupon and at an offering price of 99.424 percent of par, with a yield to investors of 3.983 percent. Each series of notes is scheduled to be delivered on May 8, 2020, subject to the satisfaction of customary closing conditions.

Transco intends to use the net proceeds from the offering for general corporate purposes, including the funding of capital expenditures.

The notes will be offered pursuant to certain exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The offering of the notes has not been registered under the Securities Act or applicable state securities laws. The notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the notes described in this press release, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Any offer of the notes will be made only by means of a private offering memorandum.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Transco believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in Transco’s annual and quarterly reports filed with the Securities and Exchange Commission.

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